Checkpoint Systems, Inc.
News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
856.251.2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES THE
RETIREMENT OF BOARD MEMBER ALAN R. HIRSIG

Thorofare, New Jersey, June 16, 2010 – Checkpoint Systems, Inc. (NYSE: CKP) a global leader in shrink management, merchandise visibility and apparel labeling solutions for the retail industry and its supply chain, today announced the retirement of Alan R. Hirsig from its Board of Directors, effective June 18, 2010.

Mr. Hirsig, who has been a director of Checkpoint Systems since 1998, wishes to devote more time to his growing interest in serving non-profit, charitable organizations. His decision is not the result of any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices.

 “On behalf of Checkpoint Systems and its shareholders, I wish to thank Al for his years of service to the Company,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems. “His solid advice and support have been invaluable to both the Board and management in building Checkpoint into a competitive global player and in strengthening the balance sheet. Al also contributed to strengthening the Board itself and to building a solid management team. For this we are most grateful and we wish him the very best in his new endeavors.”

Mr. Hirsig said, “I have enjoyed my twelve years as a director of Checkpoint Systems. During that period the Company has expanded vigorously, both in terms of breadth of products and in terms of international presence. I believe that Checkpoint's future is very bright."

An announcement regarding Mr. Hirsig’s replacement is expected in the months ahead.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience. For more information, visit www.checkpointsystems.com.